Exhibit 10.28
ZAREBA SYSTEMS, INC.
EXECUTIVE SEVERANCE AGREEMENT
     THIS AGREEMENT is made effective September 25, 2009, by and between Zareba Systems, Inc. (the “Company”), a Minnesota corporation, and Jeffrey Mathiesen (the “Executive”), an individual;
WITNESSETH:
     WHEREAS, the Company (“Company” means and includes any successor or assign of Zareba Systems, Inc.) believes the Executive is valuable to the future growth of the Company and its businesses and, accordingly, the Company and the Executive mutually want to document their agreement concerning the compensation, if any, the Executive will be entitled to if the Executive’s Employment by the Company (defined below) is terminated after a Change of Control (defined below).
     NOW, THEREFORE, the Company and the Executive agree as follows:
     1. Termination After Change of Control; Compensation Upon Termination.
     (a) Notwithstanding any other agreement between the Company and the Executive, after a Change of Control (defined below) the Executive’s employment by the Company may be terminated only as follows:
     (i) Upon the Executive’s death;
     (ii) Upon the Executive’s resignation; or
     (iii) Upon notice by the Company to the Executive of termination.
     (b) If the Executive’s Employment by the Company terminates upon the Executive’s death, then the Executive will be entitled to receive only such compensation that has been earned but not paid to the Executive (including without limitation, PTO (defined below)), any unpaid reimbursements of the Executive’s out-of-pocket business expenses incurred by the Executive during the regular performance of the Executive’s duties, and such other payments or benefits that are provided under the terms and conditions of any benefit plans or programs adopted by the Company in which the Executive participates.
     (c) If the Executive’s Employment by the Company terminates upon the Executive’s resignation any time after a Change of Control other than for Good Reason, the Executive will be entitled to receive only such compensation that has been earned but not paid to the Executive (including without limitation, PTO), any unpaid reimbursements of the Executive’s out-of-pocket business expenses incurred by the Executive during the regular performance of the Executive’s duties, and such other payments or benefits that are provided under the terms and conditions of any benefit plans or programs adopted by the Company in which the Executive participates. If the Executive desires to resign the Executive’s Employment by the Company, the Executive will give the Company thirty (30) days prior written notice of the Date of Termination.
     Notwithstanding the foregoing, if Executive’s Employment by the Company terminates upon the Executive’s written resignation within twelve (12) months after a Change of Control for Good Reason (defined below), the Executive will be entitled to receive the Termination Payments, the Health Benefits, such compensation that has been earned but not paid to the Executive (including without limitation, PTO) and any unpaid reimbursements of the Executive’s out-of-pocket business expenses incurred by the Executive during the regular performance of the Executive’s duties.
     The Executive’s Employment by the Company will not be deemed to have been duly terminated for Good Reason unless and until the Executive provides the Company with a written notice that describes in detail the conduct allegedly supporting such termination for Good Reason and grants the Company a period of at least thirty (30) days from the date of such notice to take whatever steps are necessary to correct or discontinue the conduct described in such notice to the reasonable satisfaction of the Executive. If the Company fails to correct or discontinue the conduct described in such written notice within such period, the Executive’s Employment by the Company will immediately terminate for Good Reason upon the expiration of such period.
     (d) If the Executive’s Employment by the Company terminates within twelve (12) months after a Change of Control because of notice by the Company to the Executive for no stated reason or a stated reason other than For Cause (defined below) or the Executive’s Disability (defined below), the Executive will be entitled to receive the Termination Payments, the Health Benefits, such compensation that has been earned but not paid to the Executive (including without limitation, PTO) and any unpaid reimbursements of the Executive’s out-of-pocket business expenses incurred by the Executive during the regular performance of the Executive’s duties.
     (e) If the Executive’s Employment by the Company terminates after a Change of Control because of notice by the Company to the Executive For Cause, the Executive will not be entitled to receive any Termination Payments, Base Salary, bonuses or other employee benefit payments following such termination, except the Executive will be entitled to receive such compensation that has been earned but not paid to the Executive (including without limitation, PTO), any unpaid reimbursements of the Executive’s out-of-pocket business expenses incurred by the Executive during the regular performance of the Executive’s duties, and such other payments or benefits that are provided under the terms and conditions of any benefit plans or programs adopted by the Company in which the Executive participates.
     The Company may terminate the Executive’s employment immediately For Cause, however, with respect to the matters listed in Section 7(k)(ii), Section 7(k)(iii) or Section 7(k)(iv), the Executive’s Employment by the Company will not be deemed to have been duly terminated For Cause unless and until the Company provides the

Executive with a written notice that describes in detail the conduct allegedly supporting such termination For Cause and grants the Executive a period of at least thirty (30) days from the date of such notice to take whatever steps are necessary to correct or discontinue the conduct described in such notice to the reasonable satisfaction of the Company. If the Executive fails to correct or discontinue the conduct described in such written notice within such period, the Executive’s Employment by the Company will immediately terminate For Cause upon the expiration of such period.
     If the Company duly terminates the Executive’s Employment by the Company For Cause during any period after the date of any written notice of termination for no reason or a reason other than For Cause but prior to the Date of Termination specified in such earlier notice or the Executive’s death, then the notice of termination “For Cause” will control.
     (f) If the Executive’s Employment by the Company terminates after a Change of Control because of notice by the Company to the Executive For Cause involving the Executive’s Disability, the Executive will not be entitled to receive any Termination Payments, Health Benefits, Base Salary, bonuses or other employee benefit payments following such termination, except the Executive will be entitled to receive compensation that has been earned but not paid to the Executive, the continuation of Base Salary payable bi-weekly for a period of twelve (12) months after the Date of Termination of the Executive’s Employment by the Company because of the Executive’s Disability, any unpaid reimbursements of the Executive’s out-of-pocket business expenses incurred by the Executive during the regular performance of the Executive’s duties, and such other payments or benefits that are provided under the terms and conditions of any benefit plans or programs adopted by the Company in which the Executive participates as of the Date of Termination.
     2. Certain Other Conditions to Termination Payments. Notwithstanding anything in this Agreement to the contrary, the Company will not be obligated to make any Termination Payments unless: (a) the Executive has signed a release of all claims, other than rights arising under this Agreement, in favor of the Company and Affiliated Organizations, and their directors, officers, insurers, employees and agents, in a form reasonably prescribed by the Company; (b) all applicable rescission periods provided by law for the effective releases of such claims have expired and the Executive has not rescinded the release of any such claims; and (c) the Executive is in compliance with this Agreement as of the dates the Company makes any such Termination Payments.
     The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company reasonably determines are required or authorized to be withheld pursuant to any applicable law or regulation.
     3. Section 409A. This Agreement is intended to provide for severance benefits that are not deferred compensation subject to the requirements of Code Sections 409A(a)(2), (3) or (4). To the extent any severance benefits under this Agreement are made in accordance with this Agreement and are subject to the requirements of Code Sections 409A(a)(2), (3), or (4), this

Agreement is intended to satisfy such requirements, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
     4. Certain Obligations Upon Termination.
     (a) Immediately after the Date of Termination, the Executive will resign all positions then held as a director or officer of the Company and of any Affiliated Organization.
     (b) Upon termination of the Executive’s employment by the Company for any reason, the Executive will promptly deliver to the Company any and all Company records and any and all Company property in the Executive’s possession or under the Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies of them, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computers or other digital devices, cell phones and other electronic equipment belonging to the Company.
     (c) The Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s or any Affiliated Organization’s directors, officers, employees or agents, provided that nothing in this Section will be construed to limit or restrict the Executive from taking any action that the Executive in good faith reasonably believes is necessary to fulfill the Executive’s fiduciary obligations to the Company or any Affiliated Organization, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.
     5. Protection Of The Company’s Business.
     (a) The Executive will not disclose or use at any time, either during or after the Executive’s employment by the Company, any Confidential Information except for the exclusive benefit of the Company, as required by the Executive’s duties for the Company, or as the Company may consent to in writing. The Executive will cooperate with the Company to implement reasonable measures to maintain the secrecy of, and will use the Executive’s best efforts to prevent the unauthorized disclosure, use or reproduction of, all Confidential Information. In addition to the foregoing, the Executive will, at all times during or after the Executive’s employment by the Company, comply with such policies and procedures of the Company as may be adopted from time to time in accordance with applicable laws and regulations regarding the maintenance, protection, use and disclosure of Customer Information and will not take any action in violation of any such laws or regulations. The Executive will also comply with such additional requirements regarding Customer Information contained in any customer agreement to which the Company is a party, to the extent employee is notified of or otherwise aware of such additional requirements.

     (b) The Executive will not during the Executive’s employment by the Company and for a period of twelve (12) consecutive months from the Date of Termination, whether such termination is at the initiative of the Executive or the Company (whether or not For Cause), directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, hire, engage or solicit any person who is then an employee of the Company or any Affiliated Organization or who was an employee of the Company or any Affiliated Organization at the time of the Date of Termination. General advertising, by newspaper or other medium, of an open employment or consulting position will not constitute solicitation for purposes of this Section as long as any person whom the Executive is otherwise precluded from hiring, engaging or soliciting under this Section is not hired to fill such open position.
     (c) The Executive will not during the Executive’s employment by the Company and for a period of twelve (12) consecutive months from the Date of Termination, whether such termination is at the initiative of the Executive or the Company (whether or not For Cause), directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, (i) solicit any then current or potential customer of the Company or any Affiliated Organization for the sale of any product or service that is similar to or competitive with any product or service of the Company or any Affiliated Organization, or (ii) solicit, request, advise or induce any then current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company or any Affiliated Organization.
     (d) The Executive will not during the Executive’s employment by the Company and for a period of twelve (12) consecutive months from the Date of Termination, whether such termination is at the initiative of the Executive or the Company (whether or not For Cause), except on behalf of the Company, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, perform services for or have any interest in any business, in the United States or in any other country where the Company or any Affiliated Organization is then materially engaged in business, that is engaged in the design, manufacture, marketing, distribution or sale of electronic fencing or other perimeter, containment or security systems, or otherwise competes with any product or service of the Company or any Affiliated Organization. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation listed on NASDAQ or traded on a national securities exchange or publicly traded in the over-the-counter market will not constitute a breach of this Section.
     (e) The covenants contained in this Section will be considered as a series of separate covenants, one for each entity or individual with respect to whom solicitation or competition is prohibited. Except as provided in the previous sentence, each such separate covenant will be deemed identical in terms to the covenants contained in this Section. If in any judicial proceeding a court refuses to enforce any of such separate covenants or any part thereof, then such unenforceable covenant or such part will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants or portions thereof to be enforced. In the event that a provision of this Section, or any such separate covenant or portion thereof, is judicially determined to exceed the time or scope limitations permitted by applicable law, then such provision will be judicially modified to the maximum time or scope limitations, as the case may be, permitted by applicable law. The Executive consents, to the extent the Executive may lawfully do so, to the judicial modification of this Agreement referred to in the preceding sentence.
     6. Interest on Over Due Amounts. If the Company does not make timely payment in full when due of amounts payable under this Agreement, the Executive will be entitled to receive interest on any unpaid amount at the prime interest rate announced from time to time by Wells Fargo Bank, N. A., or the maximum rate permitted under Code Section 280G(d)(4), or any successor provision, whichever rate is lower.
     7. Definitions. The following capitalized terms have the indicated meanings:
     (a) “Affiliated Organization” means a business entity that is treated as a single employer with the Company under the rules of Section 414(b) and (c) of the Code, including the eighty percent (80%) standard in such Section.
     (b) “Base Salary” means the annual salary of the Executive at the time of termination of the Executive’s Employment by the Company determined by reference to the Executive’s most recently received, regular, periodic payroll check, provided however, if Base Salary has been reduced as described in Section 7(l)(i), then Base Salary will mean the annual salary of the Executive prior to any such reduction.
     (c) “Business Information” means any and all proprietary information of the Company that exists during the Executive’s employment by the Company pertaining to the Company’s and Affiliated Organizations’ (i) then current or proposed products, services and related policies, processes and procedures; (ii) then current or proposed technologies; (iii) then current or proposed product tests; (iv) then current or proposed costs, marketing plans, or product or service pricing; and (v) financial projections in any way relating to the foregoing.
     (d) “Change of Control” means any of the following events:
     (i) Any exchange, reorganization, reclassification, extraordinary dividend, divestiture (including a spin-off), merger or similar transaction (collectively referred to as the “transaction”) to which the Company is a party, whether or not such transaction is approved by the Company’s Board of Directors, if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such transaction have, immediately following the effective date of such transaction, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power (with respect to the election of directors) of all classes of securities issued by the surviving corporation;
     (ii) The acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing, in the aggregate, fifteen percent (15%) or more of the total combined voting power of all classes of the Company’s then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert where such person or entity and/or group of associated persons is an “Acquiring Person” under that certain Rights Agreement dated as of March 15, 2005, between the Zareba Systems, Inc. and Wells Fargo Bank, N.A.;
     (iii) The sale of substantially all of the properties and assets of the Company to any person or entity which is not a wholly-owned subsidiary of the Company; or
     (iv) The approval of any plan or proposal for the liquidation of the Company by the shareholders of the Company.
“Change of Control” will not mean any reorganization, recapitalization or similar restructuring of the Company initiated by the Company and approved by the Board of Directors of the Company which involves a change in the Company’s organizational form and not a substantive change in the ownership of the Company as it existed prior to such reorganization, restructuring or recapitalization.
     (e) “Confidential Information” means Trade Secrets, Business Information, Personnel Information, and Customer Information, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Executive on a non-confidential basis through means other than in the course of the Executive’s employment by the Company, provided that the source of such information is not bound by a confidentiality agreement with the Company or any other party and that such information has not become available, directly or indirectly, as a result of a breach of any confidentiality obligation to the Company.
     (f) “Customer Information” means the names, addresses and other information relating to any current or proposed customer of the Company and any Affiliated Organization that exists during the Executive’s employment by the Company, including the format and content of any database developed or prepared based on or containing such information and the results of any compilations or analysis of such information; and the contractual terms and conditions, including prices, that the Company or any Affiliated Organization has established with any of their customers.

     (g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code will include a reference to such provision as it may be amended from time to time and to any successor provision.
     (h) “Date of Termination” means the date of the Executive’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
     (i) “Disability” means the inability of the Executive to perform on a full-time basis the material duties of the position in which the Executive is employed by the Company because of the Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred twenty (120) days or more during any one hundred eight (180) day period. A period of inability is “uninterrupted” unless and until the Executive returns to full-time work for a continuous period of at least thirty (30) days.
     (j) “Employment by the Company” means employment directly by the Company or by any Affiliated Organization.
     (k) “For Cause” means:
     (i) Executive’s commission of any act constituting a felony, or other criminal act involving moral turpitude;
     (ii) the Executive’s material breach of the Company’s policies or the Executive’s material failure, neglect or refusal to perform any of the material duties of the position in which the Executive is employed by the Company, other than because of Disability or breaches that are the subjects of Section 7(k)iii, Section 7(k)(iv);
     (iii) the Executive’s material breach of this Agreement;
     (iv) the Executive’s Willful, intentional or gross misconduct that: materially and adversely affects the reputation of the Company or is contrary to the best interests of the Company; or
     (v) the Executive’s Disability.
     (l) “Good Reason” means a good faith determination by the Executive, in the Executive’s sole and absolute judgment, that any one or more of the following events has occurred without the Executive’s express written consent:
     (i) a material reduction by the Company in the Executive’s Base Salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter;
     (ii) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change of Control;

     (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company, if that is the case immediately prior to the Change of Control;
     (iv) a material diminution in the budget over which the Executive has authority by comparison to the Executive’s budget authority immediately prior to the Change of Control; or
     (v) a material change imposed by the Company on the geographic location at which the Executive must perform services for the Company or any Affiliated Organization that results in the Executive being based at a location that is outside of a twenty-five (25) mile radius of the Executive’s job location at the time of the Change of Control.
     (m) “Health Benefits” means if the Executive (and/or the Executive’s covered dependents) is eligible for and properly elects to continue group medical and/or dental insurance coverage, as in place immediately prior to the Date of Termination, the Company’s continued payment of the Company’s portion of any premiums or costs of such coverage until the earlier of (i) eighteen (18) months after the Date of Termination, or (ii) the date the Executive and the Executive’s covered dependents is provided group medical and/or dental insurance coverage by a subsequent employer; provided, the Executive remains eligible for continuation coverage and timely pays the Executive’s portion, if any, of such coverage. All such Company-provided medical and/or dental insurance premiums, or costs of coverage, will be paid directly to the insurance carrier or other provider by the Company and the Executive will make arrangements with the Company to pay the Executive’s portion of such coverage in an amount equal to such portion that the Executive would pay if the Executive was actively employed by the Company after the Date of Termination.
     (n) “Personnel Information” means information about the names, addresses, compensation, skills, duties or other personal characteristics of employees of the Company and any Affiliated Organization.
     (o) “PTO” means the Executive’s accrued but unused paid time off with respect to, without limitation, vacation, illness or permitted personal uses.
     (p) “Termination Payments” means the Company’s payment to the Executive of the Base Salary, payable bi-weekly, for a period of eighteen (18) months after the Date of the Termination.
     (q) “Trade Secrets” means any information (including without limitation compilations, devices, techniques, software, technologies, business methods, processes and procedures, customer or prospect lists, and economic or financial models, projections or analyses) that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret information may include the information of the Company and any Affiliated Organization, along with their customers, suppliers, joint ventures, licensors, licensees, distributors and other entities with which they do business.
     (r) “Willful” means an act or failure to act by the Executive that is done, or omitted to be done, in bad faith and without any reasonable belief that the Executive’s action or omission was in the best interests of the Company.
     8. Arbitration. All disputes or claims arising out of this Agreement, including the making of this Agreement, will be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association. Arbitration proceedings may be initiated by the Company or the Executive upon notice to the other and to the American Arbitration Association, and will be conducted by three arbitrators under the rules of the American Arbitration Association in Minneapolis, Minnesota; provided, however, that the Company and the Executive may agree, following the giving of such notice, to have the arbitration proceedings conducted with a single arbitrator. The notice must specify, in general, the issues to be resolved in any such arbitration proceeding. The arbitrators will be selected by agreement of the Company and the Executive from a list of twelve (12) or more arbitrators proposed to the Company and the Executive by the American Arbitration Association, or may be persons not on such list as agreed to by the Company and the Executive. If the Company and the Executive fail to agree on one or more of the persons to serve as arbitrators within thirty (30) days of delivery of the list of proposed arbitrators by the American Arbitration Association, then at the request of the Company or the Executive such arbitrators will be selected at the discretion of the American Arbitration Association.
     In addition to any other procedures provided for under the rules of the American Arbitration Association, upon written request, each party will, at least fourteen (14) days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party will be permitted to take at least one (1) deposition at least fourteen (14) days prior to any hearing.
     9. If Non-Prevailing Party Company to Pay Fees and Expenses. If either party initiates or becomes a party to an arbitration or a formal proceeding in law or equity involving this Agreement, and if the Executive obtains a substantial portion of the relief requested by the Executive, then the Company will pay all of the Company’s and the Executive’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to such proceeding. If the Executive does not obtain a substantial portion of the relief requested, both parties will bear their respective own expenses.
     10. Limitation on Actions. Neither the Company or the Executive may commence any action to enforce any rights arising under this Agreement more than one (1) year after the transaction or occurrence which gave rise to the cause of action.
     11. Notices. All notices required or permitted under this Agreement must be in writing and will be deemed to have been duly given upon receipt and will be delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid and addressed to the Company at its principal business office and with respect to the Executive to such address as appears on the books and records of the Company. The Company and the Executive may change their addresses by a notice in writing which will be effective when actually received by the addressee.
     12. Waiver. A party’s rights under this Agreement may be waived only in a writing executed by the waiving party and such waiver will be effective only with respect to the matters identified in such writing. The waiver by the Company of the breach or nonperformance of any provision of this Agreement by the Executive will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar Agreement with any other employee.
     13. Entire Understanding. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to the subject matter of this Agreement and there are no other agreements, conditions or representations, oral or written, express or implied, with regard to such subject. This Agreement may be amended only in writing executed by both the Company and the Executive.
     14. Binding Effect. Executive may not assign Executive’s rights or obligations under this Agreement. The provisions of this Agreement are binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s heirs, legal representatives or administrators.
     15. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Minnesota.
[Signatures follow]

     16. Counterparts. This Agreement may be executed in counterparts each of which, when executed and delivered, will be original, but all such counterparts will constitute one and the same document. Facsimile or other copies of signatures will be deemed originals until originals replace such copies.

Zareba Systems, Inc.
By	/s/ William R. Franta
Its Chairman of the Board

/s/ Jeffrey S. Mathiesen
Jeffrey Mathiesen